Exhibit 10.15

October 25, 2021

Dear Marc,

On behalf of Twilio Inc., a Delaware corporation (the “Company”), I am pleased to offer you an expanded position of Chief Revenue Officer (“CRO”) with the Company, reporting to the Company’s Chief Executive Officer. We are very excited to work with you and look forward to your continued success. The terms of your new position with the Company are as set forth below.
1.Position. As CRO, you will continue to make yourself available to work in the Company’s San Francisco office on a full-time basis. This role is classified as exempt from overtime rules. The Company reserves the right to modify your job duties from time to time in its sole discretion.

2. Start Date. You will be transferring into your new position effective on October 27, 2021 (the “Start Date”).
3.Compensation.
a.Base Salary. You will receive a gross base annual salary rate, subject to applicable deduction and withholding, of $500,000.00 USD. Your salary will be payable on a bi-weekly basis pursuant to the Company's regular payroll policy. As an exempt employee, you are not eligible for overtime pay, and your compensation will not fluctuate according to the quantity of work performed.
b.Variable Compensation. Additionally, you will be eligible to earn incentive compensation and your annual target incentive compensation opportunity will be $500,000.00 USD. The actual amount that you will earn, specific terms and conditions of your commission eligibility, goals, incentives, pay-out timing and other provisions will be set forth in a written Sales Commission Plan to be provided by the Company, and as it may be revised by the Company from time to time, in its sole discretion.
c.Restricted Stock Units. Subject to approval by the Company’s Board of Directors (the “Board”) following your Start Date, you will be granted restricted stock units (the “RSUs”) with a total value of approximately $5,750,000.00 USD. The number of RSUs subject to such grant will be determined by dividing $5,750,000.00 by the average closing market price on the New York Stock Exchange of one share of the Company’s Class A common stock over the 30-day period ending five business days before the effective date of grant (the “Grant Date”). Each RSU entitles you to one share of the Company’s Class A Common Stock if and when the RSU vests. The RSUs will vest in 8 equal quarterly installments over two years beginning on the first to occur of February 15, May 15, August 15 or November 15 (or the first business day after such date if such date is not a business day) following the Grant Date, subject to your continued employment with the Company through each vesting date. The grant outlined is subject to the terms and conditions of the equity incentive plan under which they are granted and the RSU agreement thereunder, which you will be required to sign as a condition to receiving the RSUs. Please expect to receive these documents via your Charles Schwab account within two weeks of the effective date of the grant.
d.Options. Subject to approval by the Board, following your Start Date, you will be granted an option, with the award value of $5,750,000.00 USD, to purchase shares of the Company’s Class A Common Stock (the “Options”), at an exercise price equal to the fair market value of a share of the Company’s Class A Common Stock on the date that your Options are granted. The Options value will be converted to a number of options in accordance with Twilio’s current equity award grant policies. Starting one month following your Grant Date, the Options shall vest in 24 equal monthly installments over the following two years, subject to your continued employment through each vesting date. The Options will be subject to the terms and conditions of the equity incentive plan under which it is granted (the “Plan”) and the stock option agreement thereunder, which you will be required to sign as a condition to receiving your Options. The Options granted pursuant to this paragraph will include a term specifying that the deadline to exercise the Options is three years from the date of your separation from service due to your termination by the Company without Cause or by you for Good Reason or 10 years from the date of the grant, whichever comes first. Upon any other separation from service, the terms of the Plan and the stock option agreement will apply.
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a.Accelerated Vesting. As part of this offer letter agreement, you are being offered RSUs and Options (together, the “Unvested Shares”). If, on or prior to the last vesting date of the Unvested Shares, the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign your employment for Good Reason (either such termination referred to as a “Qualifying Termination, then subject to (i) your execution and non-revocation (such that it becomes effective by its terms) of a separation agreement containing, among other provisions, a release of claims in favor of the Company and its affiliates (and its and their successors) and nondisparagement, in the form and manner satisfactory to the Company (the “Separation Agreement”), all within sixty (60) days of the date of termination, and (ii) your continued compliance with the terms of this offer letter agreement, the Company shall accelerate the vesting of the Unvested Shares such that one hundred percent (100%) of such shares shall be deemed immediately vested and exercisable as of the date of your Qualifying Termination (the “Accelerated Vesting”). For the avoidance of doubt, the Accelerated Vesting treatment will not apply to any other options or equity awards you may hold at the time of such Qualifying Termination, regardless of whether such grants were made prior to or following the date of this letter agreement.
4.Definitions. For purposes of this offer letter agreement, the following terms shall have the following meanings:
a.“Cause”. For purposes of this offer letter agreement, “Cause” shall mean, and shall be limited to, the occurrence of any one or more of the following events: (i) willful conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, deceit, dishonesty or fraud, or any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iii) continued non-performance by you of your duties to the Company (other than by reason of your physical or mental illness, incapacity or disability) which has continued for 30 days following written notice of such non-performance from the Company; (iv) a material breach by you of any of the provisions contained in the Proprietary Information, Inventions, Non-Competition and Non- Solicitation Agreement entered into between you and the Company or any other confidentiality, invention assignment or similar agreement with the Company that would reasonably be expected to result in material injury to the Company and, if curable, has continued for 30 days following written notice of violation; (v) a material violation by you of the Company’s written employment policies or the Company’s Code of Conduct that would reasonably be expected to result in material injury to the Company and, if curable, has continued for 30 days following written notice of violation; or (vi) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or your willful destruction or willful failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
b.“Good Reason”. For purposes of this offer letter agreement, you shall have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without your prior written consent and you have complied with the “Good Reason Process” following the occurrence of any of the following actions: (i) a material diminution in your responsibilities, authority or duties; (ii) a material reduction in your base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; (iii) the relocation of the Company office at which you are principally employed to a location more than 35 miles from such office; or (iv) a material change in your reporting relationship such that you no longer report to the person serving as the Company's Chief Executive Officer.
c.“Good Reason Process”. For the purposes of this offer letter agreement, “Good Reason Process” shall mean: (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 30 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your employment and provide the Company with a Notice of Termination with respect to such termination, each within 30 days after the end of the Cure Period. If the “Good Reason” event is a material diminution of your responsibilities, authority or duties resulting from the Company employing your successor as CRO, you shall not need to comply with subpart (v) of the “Good Reason Process” to qualify for the Accelerated Vesting. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
5.Compliance with Section 409A. It is intended that the Accelerated Vesting set forth in this offer letter agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the
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Internal Revenue Code of 1986, as amended, (the “Code”) (Section 409A, together with any state law of similar effect, “Section 409A”) provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Accelerated Vesting constitute “deferred compensation” under Section 409A and you are, on the date of your Qualifying Termination a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Accelerated Vesting shall be delayed until the earliest of: (i) the date that is six (6) months and one (1) day after your Qualifying Termination date, (ii) the date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefits deferred pursuant to this section shall be paid in a lump sum or provided in full by the Company (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. If the Accelerated Vesting benefits are not covered by one or more exemptions from the application of Section 409A and the Separation Agreement could become effective in the calendar year following the calendar year in which you have a Qualifying Termination, the Separation Agreement will not be deemed effective any earlier than the deadline set forth in the Separation Agreement for such agreement to become effective by its terms. The Accelerated Vesting benefits are intended to qualify for an exemption from application of Section 409A or, if not so exempt, to comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. With respect to reimbursements or in-kind benefits provided to you hereunder (or otherwise) that are not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
6.Miscellaneous. This offer letter agreement, any applicable severance participation letters, and the Employment, Confidential Information, Invention Assignment, and Arbitration Agreement you signed on February 20, 2015 constitute the entire agreement between you and the Company regarding the terms and conditions of your employment. You agree that no agreements or representations, verbal or written, with respect to the subject matter of this offer have been made to you other than those set forth in this letter agreement. To the extent any such agreements or representations were made, this agreement supersedes any and all previous offers, statements, agreements and representations that you made with the company in the course of discussions and negotiations for this offer. Changes to the terms of this agreement, other than the changes to employment terms reserved to the Company’s discretion, require a written modification signed by an authorized officer of the Company.
We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer as set forth above, please sign and date this letter in the space provided below. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,

TWILIO INC.

/s/ Christy Lake
__________________________
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Christy Lake
Chief People Officer

10-25-21
___________________________

ACCEPTED AND AGREED:
I agree to and accept employment with the Company on the terms and conditions set forth in this letter agreement. I understand and agree that my employment with the Company is “at will” and may be terminated by me or the Company at any time, with or without cause or notice.
/s/ Marc Boroditsky
___________________________

MARC BORODITSKY

10-25-21
___________________________

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